Exhibit 10.10

SHARE ESCROW AGREEMENT

SHARE ESCROW AGREEMENT, dated as of ________, 2019 (“Agreement”), by and among Fellazo Inc., a Cayman Islands exempted company (the “Company”), the individuals and entities listed on the signature pages hereto (each, an “Initial Shareholder” and, collectively, the “Initial Shareholders”) and Continental Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated as of ________, 2019 (the “Underwriting Agreement”), with Maxim Group LLC (“Maxim”) acting as representative of the several underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 5,000,000 units (“Units”) of the Company, plus an additional 750,000 Units if the Underwriters exercise their over-allotment option in full. Each Unit consists of one share of common stock of the Company, par value $0.001 per share (the “Shares,” and each, a “Share”) and one redeemable warrant, each redeemable warrant entitling the holder thereof to purchase one Share at an exercise price of $11.50 per share, as more fully described in the Company’s final Prospectus, dated __________, 2019 (“Prospectus”), comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-           ) under the Securities Act of 1933, as amended (collectively, the “Registration Statement”), declared effective on ___________, 2019 (“Effective Date”); and

WHEREAS, Swipy Ltd, a Cayman Islands exempted company (the “Sponsor”), has agreed to purchase an aggregate of 214,500 units (or 229,500 units if the over-allotment option is exercised in full) at a price of $10.00 per unit (the “Private Placement Units”), in a private placement that will close simultaneously with the closing of the offering, with each unit consisting of one ordinary share and one warrant exercisable to purchase one ordinary share at a price of $11.50 per share; and

WHEREAS, the Initial Shareholders have agreed as a condition of the sale of the Units to deposit their Founders’ Shares (as defined in the Prospectus) and the Private Placement Units, as set forth opposite their respective names in Exhibit A attached hereto (the Founders’ Shares and the Private Placement Units are collectively referred to as the “Escrow Shares”), in escrow as hereinafter provided; and

WHEREAS, the Company and the Initial Shareholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1. Appointment of Escrow Agent. The Company and the Initial Shareholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Shares. On or prior to the date hereof, each of the Initial Shareholders delivered to the Escrow Agent certificates representing such Initial Shareholder’s respective Escrow Shares, together with applicable share powers (if requested by the Escrow Agent), to be held and disbursed subject to the terms and conditions of this Agreement. Each of the Initial Shareholders acknowledges that the certificate representing such Initial Shareholder’s Escrow Shares is legended to reflect the deposit of such Escrow Shares under this Agreement.

3. Disbursement of the Escrow Shares.

3.1 The Escrow Agent shall hold the Escrow Shares during the period (the “Escrow Period”) commencing on the date hereof and until the earlier of: (i) one year after the completion of the Business Combination, (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of the shareholders of the Company having the right to exchange their shares for cash, securities or other property, or (iii) the date on which the last sale price of the ordinary share equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business combination. The Company shall promptly provide notice of the consummation of a Business Combination to the Escrow Agent. Upon completion of the Escrow Period, the Escrow Agent shall disburse such amount of each Initial Shareholder’s Escrow Shares (and any applicable share power) to such Initial Shareholder; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares; provided further, however, that if, subsequent to the completion of a Business Combination, the Company (or the surviving entity) consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders of such entity having the right to exchange their Shares for cash, securities or other property, then the Escrow Agent will, upon receipt of a notice executed by the, Chief Executive Officer or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated or such conditions have been achieved, as applicable, release the Escrow Shares to the Initial Shareholders. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.

3.2 Notwithstanding Section 3.1, if the Underwriters do not exercise their over-allotment option to purchase an additional 750,000 Units of the Company in full within 45 days of the date of the Prospectus (as described in the Underwriting Agreement), the Sponsor agrees that the Escrow Agent shall return to the Company for cancellation, at no cost, the number of Escrow Shares held by Sponsor determined by multiplying 187,500 by a fraction, (x) the numerator of which is 750,000 minus the number of Shares purchased by the Underwriters upon the exercise of their over-allotment option, and (y) the denominator of which is 750,000. The Company shall promptly provide notice to the Escrow Agent of the expiration or termination of the Underwriters’ over-allotment option and the number of Units, if any, purchased by the Underwriters in connection with their exercise thereof.

4. Rights of Initial Shareholders in Escrow Shares.

4.1 Voting Rights as a Shareholder. Subject to the terms of the Insider Letters described in Section 4.4 hereof and except as herein provided, the Initial Shareholders shall retain all of their rights as shareholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

4.2 Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Shareholders, but all share capitalizations or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3 Restrictions on Transfer. During the Escrow Period, the only permitted transfers of the Escrow Shares will be (i) transfers to the Company’s officers, directors or to members of the Sponsor or their respective affiliates; (ii) if the Initial Shareholder is an entity, as a distribution to partners, members or shareholders of the Initial Shareholder upon the liquidation and dissolution of the Initial Shareholder, (iii) to any persons (including their affiliates and shareholders) participating in the private placement of the Private Placement Units, (iv) by bona fide gift to a member of the Initial Shareholder’s immediate family or to a trust, the beneficiary of which is the Initial Shareholder or a member of the Initial Shareholder’s immediate family for estate planning purposes, (v) by virtue of the laws of descent and distribution upon death of the Initial Shareholder, (vi) pursuant to a qualified domestic relations order, (vii) by private sales made at or prior to the Business Combination at prices no greater than the price at which the Escrow Shares were originally purchased or (viii) to the Company for cancellation in accordance with Section 3.2 above or in connection with the consummation of a Business Combination, in each case, except for clause (ix) or with the Company’s prior consent, on the condition that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter (as defined below) signed by the Initial Shareholder transferring the Escrow Shares.

4.4 Insider Letters. Each of the Initial Shareholders has executed a letter agreement with Maxim and the Company, dated as indicated on Exhibit A hereto, and the forms of which are filed as exhibits to the Registration Statement (“Insider Letters”), respecting the rights and obligations of such Initial Shareholder in certain events, including but not limited to the liquidation of the Company.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence, fraud or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4 Further Assurances. From time to time on and after the date hereof, the Company and the Initial Shareholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company and approved by Maxim, which approval will not be unreasonably withheld, conditioned or delayed, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate in the State of New York.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence, fraud or its own willful misconduct.

5.8 Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Escrow Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6. Miscellaneous.

6.1 Governing Law; Jurisdiction. In connection with Section 5-1401 of the General Obligations Law of the State of New York, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction. The parties hereto agree that any action, proceeding or claim arising out of or relating in any way to this Agreement shall be resolved through final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel and that the arbitrator panel’s decision shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. The cost of such arbitrators and arbitration services, together with the prevailing party’s legal fees and expenses, shall be borne by the non-prevailing party or as otherwise directed by the arbitrators.

6.2 Third Party Beneficiaries. Each of the Initial Shareholders hereby acknowledges that Maxim is a third party beneficiary of this Agreement and this Agreement may not be modified or changed without the prior written consent of Maxim.

6.3 Entire Agreement. This Agreement, together with the Insider Letters, contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by each of the parties hereto.

6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two business days after the date of mailing, as follows:

If to the Company, to:

Fezallo Inc.

Jinshan Building East, Unit 1903

568 Jinshan West Road

Yong Kang City, Zhejiang Province, China 321300

Attention: Nicholas Ting Lun Wong, Chief Executive Officer

If to a Shareholder, to his/its address set forth in Exhibit A.

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company, LLC

1 State Street 30th floor

New York, NY 10004

Attn: Corporate Actions

Fax No.: _______________

A copy (which copy shall not constitute notice) sent hereunder shall be sent to:

Maxim Group LLC

405 Lexington Avenue

New York, NY 10174

Att: Clifford Teller, Executive Managing Director

and:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Richard Anslow, Esq.

Fax No.: (212) 370-7879

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7 Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period specified in the Prospectus.

6.8 Counterparts. This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

[Signature Page Follows]

WITNESS the execution of this Agreement as of the date first above written.

COMPANY:
FELLAZO INC.

By:
	Name:	Nicholas Ting Lun Wong
	Title:	Chief Executive Officer

INITIAL SHAREHOLDERS:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, LLC		SWIPY LTD

By:		By:
	Name:		Name:
	Title:		Title:

Anderson Toh Heng Hee

Jonathan Peng Fei Chong

Nichloas Ting Lun Wong

Tiong Ming Tan

Chin Yong Tan

Lijun Yu

Ping Zhang

EXHIBIT A

Name and Address of Initial Shareholder[1]	Number of Shares	Date of Insider Letter
Swipy Ltd
Anderson Toh Heng Hee
Jonathan Peng Fei Chong
Nichloas Ting Lun Wong
Tiong Ming Tan
Chin Yong Tan
Lijun Yu
Ping Zhang

[1]	The business address of each shareholder is c/o Fellazo Inc., Jinshan Building East, Unit 1903 568 Jinshan West Road Yong Kang City, Zhejiang Province, China 321300